Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This is a Transition Services Agreement (hereinafter referred to as the “Agreement”), dated as of October 19, 2016, between Saul V. Reibstein (hereinafter referred to as the “Employee”) and Penn National Gaming, Inc. and its affiliates (hereinafter referred to as the “Employer”).  In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer, on the other hand, agree to the terms set forth in this Agreement.

1.                                      Retirement.  Employer and Employee hereby agree that Employee will continue to serve in his current role (and receive compensation at the current level) as the Company’s Executive Vice President, Finance, Chief Financial Officer and Treasurer until December 31, 2016, as of which date Employee will retire from such position (“Officer Retirement Date”).  Employee will be deemed to have resigned from all officer, director or other such positions at Employer and any of its subsidiaries and affiliates as of the Officer Retirement Date and shall execute any documents that Company may request to reflect such resignations.

2.                                      Transition Services.

(a)                                 Commencing on the first day after the Officer Retirement Date through December 31, 2017 (the “Transition Period”), Employee shall serve as an Executive Advisor to Employer.  The Transition Period shall terminate immediately upon the death or Disability (as defined below) of Employee.  In addition, either party may terminate the Transition Period prior to its scheduled expiration upon 10 days’ prior written notice in the event of the other party’s material breach of this Agreement. For purposes of this Agreement, “Disability” shall mean the unavailability of Employee for the Employee’s duties hereunder for 30 consecutive days as a result of incapacity due to mental or physical illness.  In the event of the termination of this Agreement prior to the end of the Transition Period in connection with the death, Disability or suitability of Employee, Employee will receive no further cash payments and all of Employee’s outstanding equity awards described on Schedule 1 hereto (the “Outstanding Equity Awards”) shall become fully vested as of such termination date.  In addition, for the avoidance of doubt, upon termination or expiration of this Agreement, no payments shall be made to Employee or his estate, heirs or assigns pursuant to the Employment Agreement, dated November 25, 2013, as amended (the “Employment Agreement”), by and between Employer and Employee, including any payments under Section 3.4 of the Employment Agreement.

(b)                                 In his capacity as Executive Advisor, Employee shall render such services as may be requested from time to time by the Chief Executive Officer or the Chief Financial Officer of Employer, at such times and locations as may be reasonably requested by Employer through the Transition Period.  Employee shall be treated as an employee of the Employer during the entire Transition Period.

(c)                                  In consideration of the foregoing, Employer shall pay Employee cash compensation representing eighteen months of his current base salary, payable in equal installments over the Transition Period and in accordance with the Employer’s regular payroll practices for employees, and shall reimburse Employee for all reasonable expenses incurred by Employee in accordance with the Employer’s policies during the Transition Period. During the

Transition Period, Employer shall provide health benefits to Employee in the same manner and cost provided to other similarly situated employees, after which time Employer, if and to the extent applicable, shall make COBRA available at then current costs and terms for a period of eighteen months.  In addition, during the Transition Period, Employee shall continue to be eligible to participate in Employer’s retirement and deferred compensation plans and shall be entitled to ten (10) days of paid vacation time. As an employee of the Employer, all of Employee’s Outstanding Equity Awards shall continue to vest in accordance with their terms through the Transition Period.  In recognition of Employee’s service as Employer’s Executive Vice President, Finance, Chief Financial Officer and Treasurer since 2013, all Outstanding Equity Awards shall become fully vested on December 31, 2017. All Outstanding Equity Awards that are stock options will be exercisable for the remainder of the term of the applicable stock option award.  All Outstanding Equity Awards that are settled in cash will be paid out on the last day of the Transition Period.

(d)                                 In addition, in recognition of Employee’s service as Employer’s Executive Vice President, Finance, Chief Financial Officer and Treasurer throughout 2016, Employee shall be eligible to receive an annual short-term (EBITDA-based) incentive bonus for fiscal year 2016 under Employer’s annual short-term incentive plan in an amount calculated on a consistent basis with amounts paid to Employer’s Executive Vice Presidents and at such time as any such short-term incentive bonus is paid to Employer’s Executive Vice Presidents; provided, that the percentage of Employee’s base salary payable at the applicable performance thresholds under the annual short-term incentive bonus shall be multiplied by 150% from the percentages previously fixed by the Compensation Committee of Employer’s Board of Directors (for example, a 50% percent bonus result, would translate into a 75% bonus result).  Employee will not be eligible to receive any cash bonus award (including pursuant to Employer’s annual short-term incentive plan) or any additional equity award (including performance shares for the 2017 and 2018 performance periods under Employer’s Performance Share Program) during, or in connection with, the Transition Period.  In addition, for the avoidance of doubt, Employee shall not be entitled to any payment upon a change of control of the Company, including pursuant to Section 8 of the Employment Agreement.

(e)                                  Employee and Employer agree that the mutual representations, promises and agreements set out in the remainder of this Agreement shall constitute further consideration for the settlement and release of all claims as referred to in this Agreement.

(f)                                   For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each payment made hereunder shall be considered a separate payment.  Notwithstanding any provision of this Agreement to the contrary, the Officer Retirement Date shall not constitute a separation from service for purposes of Section 409A.  If Employee is considered a “specified employee” for purposes of Section 409A, and if any payment under this Agreement is required to be delayed for a period six (6) months after separation from service as defined in and pursuant to Section 409A, such payment shall be delayed as required by Section 409A, and the accumulated payment amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period.  If Employee dies during the postponement period and prior to payment, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  Notwithstanding anything in this Agreement or otherwise to the contrary, in no event shall Employer be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Section 409A, or for any damages for failing to comply with Section 409A.  Subject to the foregoing sentence, in the event that either: (1) the Internal Revenue Service issues any regulation interpreting Section 409A, or (2) a court of binding, competent jurisdiction makes a determination regarding Section 409A that would otherwise trigger the Employee’s payment of the excise tax thereunder, the Employer agrees to negotiate with the Employee to modify the timing and manner of such payment to comply with Section 409A, if possible, so as to avoid the imposition of such Section 409A interest and penalties.

3.                                      Certain Defined Terms.

(a)                                 When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

(b)                                 When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

4.                                      Release.

(a)                                 In consideration of the promises of the Employer set forth in this Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement.  Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any business transaction with, each or any of the Releasees.  Employee also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board or any state agency or to participate in an investigation or proceeding conducted by the EEOC or any state agency.  Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf.  In addition, by accepting the benefits conferred upon Employee by this Agreement during the Transition Period, Employee will be deemed to reaffirm the release contained in this Section 4 as of the last day of the Transition Period.

(b)                                 Notwithstanding the foregoing, this Agreement will not release any right of Employee (x) in his capacity as a shareholder or owner in Employer or any of its affiliates or with respect to any equity awards held by Employee, (y) to be indemnified for any act or omission in his capacity as an employee, officer or director of Employer or any of its affiliates (whether arising under contract, the governing documents of the entity, state law or otherwise), or (z) in respect of the benefits owed to him under this Agreement and vested benefits under Employer’s retirement or deferred compensation plans.

5.                                      Certain Covenants by Employee.

(a)                                 Employee covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.  However, the parties agree that this provision does not apply to any action filed by Employee which is narrowly limited to seeking a determination of the validity of this Agreement and/or the general release set forth in Section 4, above.

(b)                                 Employee further certifies that he is not aware of any actual or attempted regulatory, SEC, EEOC or other legal violations by Employer and that his retirement is not a result of retaliation based on the exercise of any legal rights or opposition to any illegal practice.

(c)                                  Employee agrees to not directly or indirectly make false, misleading, defamatory or derogatory statements about Employer, Employer’s employees or Employer’s products or services.

(d)                                 Employee agrees to provide reasonable additional transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of 12 months after the expiration of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in Employee not having a separation from service (as defined in Section 409A).

6.                                      No Other Compensation or Benefits.  Employee agrees that, except as expressly provided in this Agreement, there is no compensation, benefits, or other payments due or owed to him by each or any of the Releasees, including, without limitation, the Employer, and that he will not seek any additional compensation, benefits or accommodations (including any that may arise from a characterization of his separation as a retirement under any Employer plans).

7.                                      Confidentiality.  Employee acknowledges that, as an integral part of Employer’s business, Employer and its affiliates have developed, and will develop, at a considerable investment of time and expense, plans, procedures, methods of operation, financial data, lists of actual and potential customers and suppliers, marketing strategies, plans for development and expansion, customer and supplier data and other confidential and sensitive information (collectively the “Employer Confidential Information”).  Employee acknowledges that Employer and its affiliates have legitimate business interests in protecting the confidentiality of that information.  Employee acknowledges that in his position he has been and will be entrusted with that information. Therefore, Employee acknowledges a continuing responsibility to protect that information and agrees as follows:

(a)                                 Definition of Trade Secrets.  “Trade Secrets” means data and information that Employer or any of its affiliates owns or licenses including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use, (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, and (iii) are protected as trade secrets under applicable state law.

(b)                                 Definition of Confidential Information.  “Confidential Information” means data and information relating to the business of Employer or its affiliates, (i) which Employer or its affiliates have disclosed to Employee, or of which Employee became aware as a consequence of or in the course of his employment with Employer, (ii) which have value to Employer or its affiliates, and (iii) which are not generally known to its competitors, including but not limited to the Employer’s Confidential Information.  Confidential Information will not include any data or information that Employer or its affiliates have voluntarily disclosed to the public (except where Employee made or caused that public disclosure without authorization), that others have independently developed and disclosed to the public, or that otherwise enters the public domain through lawful means.

(c)                                  Restrictions.  Employee agrees to treat as confidential and will not, without the prior written approval of Employer in each instance, use (other than in the performance of his duties of employment with Employer or its affiliates), publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information or any Trade Secrets obtained during his employment with Employer or its affiliates, whether or not the Confidential Information or Trade Secrets are in written or other tangible form.  Additionally, this restriction will continue to apply for a period of 2 years after the last day of the Transition Period (and, in the case of a Trade Secret, for as long as that information remains a Trade Secret).  Employee acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited in this section are in addition to, and not in lieu of, any rights or remedies that Employer or its affiliates may have available under applicable state laws to prevent the disclosure of Trade Secrets.  Employee understands that, notwithstanding any other provision of this Agreement, Employee is not prohibited or in any way restricted from reporting possible violations of law to a governmental agency or entity, and Employee is not required to inform Employer if he makes such reports.

(d)                                 Return of Materials.  Employee agrees that all records, notes, files, drawings, documents, plans and like items, and all copies of them, relating to or containing or disclosing Confidential Information or Trade Secrets of Employer or its affiliates (i) which are made or kept by Employee, or (ii) which are disclosed to him or come into his possession, are and will remain the sole and exclusive property of Employer or its affiliates.  Upon his termination of employment, Employer will deliver to his supervisor the originals and all copies of any and all of the items described above together with any material derived from, or containing portions of, any of the items described above.

8.                                      Non-Competition.

(a)                                 As used herein, the term “Restriction Period” shall mean the six month period immediately following the last day of the Transition Period.

(b)                                 During the Transition Period and for the duration of the Restriction Period thereafter, Employee shall not, except with the prior written consent of Employer, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with, any business or enterprise which owns or operates, or is actively seeking to own or operate, a gaming or pari-mutuel facility located within 100 miles of any gaming or pari-mutuel facility owned or operated by Employer or any of its affiliates at such time.

(c)                                  The foregoing restrictions shall not be construed to prohibit Employee’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee’s rights as a shareholder, or seeks to do any of the foregoing.

(d)                                 Employee acknowledges that the covenants contained in Sections 7 through 9 hereof are reasonable and necessary to protect the legitimate interests of Employer and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the positions that Employee has held within Employer.  Employee further agrees to disclose the existence and terms of such covenants to any employer that Employee works for during the Restriction Period.

9.                                      Non-Solicitation.  During the Transition Period and for a period equal to one year after the last day of the Transition Period, Employee will not, except with the prior written consent of Employer, (i) directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management employee of Employer or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise or (ii) divert or attempt to divert any existing business of Employer or any of its affiliates.

10.                               Miscellaneous.

(a)                                 Employee agrees and acknowledges that this Agreement is not to be construed as an admission by Employer of any violation of any federal, state or local statute, ordinance or regulation, constitutional right, public policy, common law duty or contractual obligation.  Employer specifically denies that it or any of its officers, directors or employees engaged in any wrongdoing concerning Employee.  Accordingly, Employee agrees that this Agreement should be neither admissible as evidence, nor discoverable, in any judicial, administrative or other proceeding, except in a legal proceeding concerning the enforceability of this Agreement or any of its terms.  Should Employee be requested to disclose this Agreement or its terms in connection with any judicial, administrative or other proceeding, Employee agrees to immediately notify Employer and its General Counsel of the request and further agrees that Employer has standing to object to the disclosure on his behalf, as well as its own.  Assuming Employer objects to the request, Employee agrees to await the final outcome of the objection before making any disclosures about this Agreement or its terms.

(b)                                 All provisions of this Agreement are severable and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.  However, if the release provisions of Section 4(a) are determined to be invalid or unenforceable for any reason, then this entire Agreement shall be deemed null and void, and Employee will be obligated to return to the Employer all payments received under Section 2 and any other consideration obtained under the terms of this Agreement.

(c)                                  This Agreement shall be governed by and interpreted under and in accordance with the laws of Pennsylvania, except to the extent that Federal law applies.  Any suit, claim or cause of action arising under or related to this Agreement shall be submitted by the parties hereto to the exclusive jurisdiction of the courts of Pennsylvania or to the federal courts located therein if they otherwise have jurisdiction.

(d)                                 This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements (including the Employment Agreement), offer letters, severance policies, Employer plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer.

(e)                                  Employee is advised, and acknowledges that he has been advised, to consult with an attorney before signing this Agreement.

(f)                                   Employee acknowledges that the Agreement is written in a manner that he understands, and that he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

(g)                                  All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

(h)                                 Employee acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart the period for consideration.  Subject to Section 10(i) below, this Agreement will become effective on the date of Employee’s signature hereof.

(i)                                     For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the General Counsel and the Senior Vice President of Human Resources of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid.  If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes.  No payment of any amount set forth in Section 2 above will be made prior to the expiration of the seven (7) day revocation period.  The Agreement shall not become effective or enforceable until after this revocation period has expired.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Agreement, which consists of nine pages, as of the date first set forth above.

EMPLOYER		EMPLOYEE

By:	/s/ Timothy J. Wilmott	/s/ Saul V. Reibstein
Name:	Timothy J. Wilmott	Saul V. Reibstein
Title:	President & Chief Executive Officer

SCHEDULE 1

Outstanding Equity Awards

Type of Award	Company	Grant Date	Exercise Price	Options currently exercisable	Outstanding Award Balance
Phantom Stock Units	PENN	2/19/2013	N/A	N/A	1,272
Phantom Stock Units	PENN	1/14/2014	N/A	N/A	25,000
Phantom Stock Units	PENN	7/23/2014	N/A	N/A	28,735
Non-Qualified Stock Options	PENN	1/6/2015	$13.19	40,083	160,330
Non-Qualified Stock Options	PENN	2/9/2016	$12.87	—	138,543
Performance Share Awards	PENN	2/9/2016	N/A	N/A	6,121
Phantom Stock Units	GLPI	2/19/2013	N/A	N/A	1,600